CUSIP NO. 12512N 10 5                                   13 G                                      Page 6 of 5 Pages

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                   SCHEDULE 13G

                                     Under the Securities Exchange Act of 1934
                                                 (Amendment No. 6)

                                                  CDW Corporation
                                                 (Name of Issuer)
                                                    ----------

                                                   Common Stock
                                          (Title of Class of Securities)
                                                    ----------

                                                    12512N 10 5
                                                  (CUSIP Number)
                                                    ----------

                                                 December 31, 2003
                              (Date of Event Which Requires Filing of this Statement)
                                                    ----------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
___      Rule 13d-1(b)
___      Rule 13d-1(c)
_X_      Rule 13d-1(d)

                                                    ----------

* The remainder of this cover page shall be filled out for a reporting  person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

The  information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

============ =======================================================================================================
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
             MICHAEL P. KRASNY
------------ -------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  |_|
             NOT APPLICABLE                                                                             (b)  |_|
------------ -------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
----------------------------------------------- --------- ----------------------------------------------------------
 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH       5      SOLE VOTING POWER
              REPORTING PERSON.
                                                          22,441,901
                                                --------- ----------------------------------------------------------
                                                   6      SHARED VOTING POWER
                                                          0
                                                --------- ----------------------------------------------------------
                                                   7      SOLE DISPOSITIVE POWER

                                                          22,403,263
                                                --------- ----------------------------------------------------------
                                                   8      SHARED DISPOSITIVE POWER
                                                          0
------------ -------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             22,441,901
------------ -------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             NOT APPLICABLE                                                                                    |_|
------------ -------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             26.93%
------------ -------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORT PERSON*
             IN
============ =======================================================================================================

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  CDW Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  200 North Milwaukee Avenue, Vernon Hills, Illinois 60061

Item 2(a)         Name of Person Filing:

                  Michael P. Krasny

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  200 North Milwaukee Avenue, Vernon Hills, Illinois 60061

Item 2(c)         Citizenship:

                  USA

Item 2(d)         Title of Class of Securities:

                  Common Shares

Item 2(e)         CUSIP Number:

                  12512N 10 5

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  NOT APPLICABLE

Item 4:  Ownership:

                  (a)      Amount  Beneficially  Owned as of December 31, 2003:  22,441,901 shares (includes 38,638 shares  held by his  minor  son).  Mr.  Krasny  retains  no  beneficial  ownership  with respect to such shares.

                  (b)      Percent of Class:  26.93%

                           (i)      sole power to vote or to direct the vote

                                    22,441,901

                           (ii)     shared power to vote or to direct the vote

                                    0

                           (iii)    sole power to dispose or direct the disposition of

                                    22,403,263

                           (iv)     shared power to dispose or to direct the disposition of

                                    0

Item 5.  Ownership of Five Percent or Less of a Class:

                  NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  NOT APPLICABLE

Item 7.  Identification  and  Classification of the Subsidiary Which Acquired the Security Being Reported on by the
                  Parent Holding Company:

                  NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group:

                  NOT APPLICABLE

Item 9.  Notice of Dissolution of Group:

                  NOT APPLICABLE

Item 10. Certification:

                  NOT APPLICABLE

                                                      SIGNATURE

         After  reasonable  inquiry and to the best of my knowledge and belief,  I certify that the information set forth in this statement is true, complete and correct.

                                                              January 20, 2004
                                                              -----------------------------------------------------
                                                              Date

                                                              /s/ Michael P. Krasny
                                                              -----------------------------------------------------
                                                              Signature

                                                              Michael P. Krasny
                                                              -----------------------------------------------------
                                                              Name/Title